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                                                                      Exhibit 10
                            STOCKHOLDERS AGREEMENT

THIS AGREEMENT is made on December 6, 1994
BETWEEN:

(1) Eduardo Eurnekian, I.C. Nbr. 4.086.268, in his individual capacity and on behalf of Basilia Jaliquias, I.C. Nbr. 3.304.838; Natalio Wende, I.C. Nbr. 4.203.286; Alberto Antranik Eurnekian, I.C. Nbr. 2.073.441; Enrique Kevorkyan, I.C. Nbr. 16.821.610; Sebastian Arias Duval, I.C. Nbr. 20.987.869; Lorenzo Luis Marchese, I.C. Nbr. 7.640.022 and Tomas Daniel Kolakovic, I.C. Nbr. 7.861.707, ("the Sellers"); and

(2) TCI International Holdings, Inc. ("TCI") a corporation organized under the laws of the State of Delaware, USA, with its main offices at 5619 DTC Parkway Englewood, Colorado, 80111, U.S.A.

WHEREAS:

(A) Cablevision S.A., Televisora Belgrano S.A., Construred S.A. Univent's S.A. ("the Companies") are corporations organized under the laws of the Republic of Argentina with their main offices within the City of Buenos Aires, Argentina.

(B) The Sellers hold shares which represent 100% of the capital stock and votes of the Companies.

(C) The Sellers and TCI executed as of the date hereof a stock purchase agreement by which TCI agreed to acquire from the Sellers the shares or quotas representing the 80% of the capital stock and votes of the Companies ("the Purchase Agreement").

(D) The Sellers and TCI agree that the future relationship between them as co-owners of the Companies as "sociedades anonimas" and/or after their conversion into "sociedades de responsabilidad limitada" as foreseen in the Purchase Agreement, shall be governed by the terms set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.       DEFINITIONS
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                                      -2-

In this Agreement, unless the context otherwise requires, the following expressions have the following meanings:

All capitalized terms not defined herein will have the meaning given them in the Purchase Agreement.

"Affiliate" one company or individual shall be deemed to be an affiliate of another if one is Controlled by, under common Control with, or Controlling the other;

"the Auditors" the firm of accountants referred to in Clause 4 or the firm of accountants subsequently appointed pursuant to Clause 4;

"TCI's Directors or Managers" the directors or managers of the Companies nominated from time to time by TCI in accordance with Clause 2.1.1 hereof;

"Sellers' Director or Manager" the director or manager of the Companies nominated from time to time by the Sellers in accordance with Clause 2.1.1. hereof;

"the Board or the Managers" the board of directors or managers of the Companies;

"Control" a company or a person shall be deemed to have control over another company if it (directly or indirectly) owns, or has the right to exercise more than half the voting rights in such other company or otherwise exercises (whether directly or indirectly) a legal right of decision making in such company's affairs;

"Net Worth" share capital plus reserves and retained earnings of each of the Companies;

"the Shares" ordinary nominative and non-endorsable shares issued in the Companies at a par value of 1 peso each;

"the Quotas" the quotas in which the capital stock of the Companies will be represented after the conversion of the Companies pursuant to the Purchase Agreement;

"the Territory" the Republic of Argentina;

"the Partners" the partners or stockholders of the Companies.

1.2      Except where inconsistent with anything contained herein:
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                                      -3-

1.2.1 words in this Agreement denoting the masculine gender shall include the feminine gender and the singular number shall include the plural and vice versa;

1.2.2 the titles and headings herein are used for convenience of reference only and shall not be deemed part of this Agreement for the purpose of interpretation;

1.2.3    all schedules to this Agreement form an integral part hereof.

2.       SHAREHOLDERS OR PARTNERS UNDERTAKINGS

2.1 Notwithstanding anything contained in the by-laws of the Companies, the Partners respectively undertake that they shall at all times take all steps necessary to ensure that the following provisions shall apply to each other and to the Companies.

2.1.1 Unless otherwise agreed in writing between the Partners, the number of directors or managers of each of the Companies shall be five (5), of which four
(4) shall be TCI' Directors or Managers and one (1) shall be Sellers' Director or Manager; TCI and the Sellers may appoint the alternate Directors or alternate Managers in the same proportion as they may appoint Directors or Managers. Subject to any necessary approval being obtained from the "Comite Federal de Radiodifusion" (COMFER) the Partners shall each be entitled at any time to remove or substitute any of their respective nominated directors or managers or alternate directors or managers.

2.1.2 To be quorate a meeting of the Board or of the Managers shall require the presence of a majority of Directors or Managers then in office present in person or by their alternates of whom one (1) at least shall be an TCI' Director or Manager and one (1) at least shall be a Sellers' Director or Manager. However, if at any meeting of the Board or of the Managers duly convened in accordance with the by-laws of the Companies and this Agreement a quorum is not present that meeting may be adjourned to a date not earlier than ten (10) days thereafter. Such adjourned meeting shall be quorate if a majority of the Directors or Managers then in office are present in person or by their alternates and all business properly transacted at that adjourned meeting shall be valid.

2.1.3 Meetings of the Board or Managers shall be held from time to time as the parties may agree but in any
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                                      -4-

event at intervals of not more than six (6) months unless otherwise agreed by the Partners or required by law.

2.1.4    No Director or Manager shall have a second or casting vote.

2.1.5 Unless otherwise agreed by all of the Directors or Managers, notice of every meeting or adjourned meeting of the Board or of the Managers shall be given to each Director or Manager at the address (in the Territory or elsewhere) notified to the Companies by such Director or Manager from time to time for this purpose at least ten (10) business days (or in the case of an adjourned meeting at least five (5) days in advance thereof.

2.1.6 Every notice convening a meeting of the Board or of the Managers shall set out the agenda of the business to be transacted thereat in full and sufficient detail. No item of business not included in the agenda may be discussed and voted upon or transacted at the meeting unless all of the Directors or Managers of the corresponding Company are present and unanimously consent.

2.1.7. Directors or Managers appointed by each party must comply with any requirement under Argentine law, and must be persons of good reputation and "buenos hombres de negocios" (good businessmen) as said expression is understood in Argentina.

2.1.8. The supervisory committee shall have three (3) members, of which the Sellers will have the right to appoint a member and TCI shall have the right to appoint two members. TCI and Sellers may appoint alternate members in the same proportion as they appoint members.

2.1.9. After the Closing Date (as defined in the Purchase Agreement), all matters shall be decided by a vote of a simple majority (i.e. more than 50%) of the Shares or Quotas. However, until the Stockholders have received in cash seventy five percent (75%) of the Base Purchase Price, through the payment of the Base Purchase Price foreseen in Section 1.2 a) of the Purchase Agreement and the necessary payments to said effect under the Promissory Notes referred to in Section 1.2.b) of the Purchase Agreement, the following matters must be approved by the positive vote of not less than ninety percent (90%) of the Shares or Quotas:

a)       each year's annual operating budget;
b)       each year's annual capital budget;
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                                      -5-

c) any variance from the operating or capital budgets of ten percent (10%) or more;
d)       a sale of the Company Business;
e)       any fundamental change in the Company Business; or
f)       capital increases.

If the Partners are unable to agree on the budgets referred to in items a) and
b) above, they will apply the budgets of the previous year automatically adjusted in accordance with the Argentine Consumer Price Index for the previous year.

2.1.10. Each Partner shall indemnify and keep harmless the other Partner for any damage caused to it by any Manager or Director acting (in a wilful or grossly negligent manner) in such capacity appointed by TCI or the Sellers, as the case may be.

2.1.11. Capital Increase: The Sellers and TCI have reached the Base Purchase Price under the Purchase Agreement on the basis of the number of EBS at Closing. Accordingly, the Partners determine that, for purposes of calculating any dilution as a result of capital increases, the corporate capital
- -notwithstanding anything to the contrary stemming from the corporate by-laws or books- shall be the amount which results from multiplying the number of EBS at Closing times U$S 1,500.

Such amount is currently believed to be approximately U$S 600 million. Accordingly, the Partners agree that, only for the purposes of calculating any dilution caused to any Partner as a result of its failure to participate or to participate fully in capital increases, the corporate capital (notwithstanding anything to the contrary in the corporate by-laws or books) will be deemed to be derived from the Base Purchase Price paid to the Stockholders on the Closing Date.

As an example, the parties illustrate on a U$S 120.000.000 capital increased upon a capital of U$S 600.000.000, with corporate capital book value at U$S 10.000.000, which is not suscribed by the Sellers.

1)       Situation before the capital increase.

TCI                       8.000.000 = 80%
Sellers                   2.000.000 = 20%

2)       Situation after the capital increase.
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                                      -6-


TCI                       10.000.000 = 83,33%
Sellers                    2.000.000 = 16,67%
Capital Stock             12.000.000
                         -----------
Premium                  118.000.000
                         -----------

2.1.12. No distribution of dividends may be made to any Partners until TCI has paid enough of the principal amount of the Promissory Notes referred to in
Section 1.2 b) of the Purchase Agreement in order that 75% of the Base
Purchase Price has been paid in cash by TCI to the Stockholders.

3.       GENERAL MEETINGS OR PARTNERS MEETINGS

3.1 No General Meeting or Partners Meeting of the Companies shall be quorate unless representatives of the Partners representing more than 50% of the voting shares or quotas of each of the Companies are present.

3.2 Written notice of a General Meeting or a Partners Meeting of the Companies (or of an adjourned General Meeting or Partners Meeting of the Companies) shall if not waived, notwithstanding any provisions of applicable law which may provide for a shorter period, be given to each Partner at least ten (10) business days in advance thereof.

3.3 Every notice convening a General Meeting or Partners Meeting of the Companies shall set out the agenda of the business to be transacted thereat in full and sufficient detail. No item of business not included in the agenda may be discussed and voted upon or transacted at the meeting unless all of the Partners of the Companies are represented at the meeting and unanimously consent.

4.       AUDITORS

The accounts and records of the Companies shall be audited by KPMG Finsterbusch Pickenhayn Sibille or such other firm of independent accountants of international repute as may be approved by the Board or the Managers from time to time.

5.       FINANCIAL AND GENERAL REPORTING

The Partners shall procure that:
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                                      -7-

5.1 the accounts of the Companies shall be made up to 31st December or such other date as may be agreed in each year;

5.2 the Companies shall report to the parties in Argentine and US GAAP and in accordance with the requirements and systems of TCI at monthly, quarterly and yearly intervals. Such reports shall deal with at least the following:

5.2.1    financial, commercial and operating matters;

5.2.2    sales and financial forecasts;

5.2.3 proposed financial, marketing, procurement, capital expenditure, services, personnel and remuneration policies;

5.2.4    insurance arrangements;

5.2.5    pension schemes and the funding thereof; and

5.2.6 such other matters as may be reasonably requested by any of the Partners.

5.3 All quarterly and annual financial statements will comply fully with the requirements of the United States of America's Securities and Exchange Commission. Quarterly financial statements will be delivered to the Partners no later than thirty (30) days after each quarter's end. Annual financial statements will be delivered no later than forty five (45) days after each year's end. The Partners will cooperate fully in the timely preparation of all reports required hereunder.

5.4 The Companies shall prepare, in a manner and form to be specified by the Partners, monthly management accounts and shall provide the Partners with such monthly management accounting information in a form and at times reasonably required by the Partners for their own management accounting purposes and shall further provide the Partners with such other accounting information as each may reasonably require for the purposes of the preparation of their own statutory accounts.

6.       SUBSCRIPTION FOR AND TRANSFER AND ASSIGNMENT OF SHARES OR QUOTAS

6        If at any time any of the Partners to this Agreement wishes to sell or otherwise transfer or assign any of the
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                                      -8-

Shares or Quotas held by it, it shall so in accordance with the provisions contained in this Agreement, including Schedule A.

6.2 Except as otherwise provided herein, all Partners agree not to transfer, sell or in any way assign their respective participation in the Companies for a term of two (2) years as from the Closing Date as defined in the Purchase Agreement. At the end of said term, the Partners may sell, transfer or assign their respective participations in the Companies, subject to this Agreement, including Schedule A.

6.3 The Partners of the Companies shall have pre-emptive rights to acquire any additional Shares or Quotas which the Companies may issue, such Shares or Quotas to be offered to the Partners in proportion to their shareholdings in the Companies at the time of the said issue.

6.4 Upon receiving the prior consent of a majority of the shares or quotas, any Partner may transfer any or all of its Shares or Quotas to an Affiliate, provided that, in all cases, the Affiliate agrees to join in this Agreement and shall be bound by the terms of this Agreement as though it were an original party hereto. Such consent shall not be unreasonably withheld.

6.5 The Partners acknowledge and agree that TCI may after the date hereof and in accordance with Section 8.7 of the purchase Agreement assign a portion of its interest in the Companies or in this Agreement to U.S. West, Time-Warner, Torneos y Competencias S.A., Avila Cab or Carlos Avila y Cia. S.R.L. or their Affiliates or all or a portion of its interest to an entity jointly Controlled by or by any combination of TCI, US West and Time-Warner; and that the Sellers may assign their interest in the Companies or this Agreement to an S.R.L. controlled by the Sellers in accordance with Section 8.7 of the Purchase Agreement, provided that the assignees, in all cases, agree to join in this Agreement and shall be bound by the terms of this Agreement as though it were an original party hereto.

6.6 In the event that any of the Partners sells, transfers or assigns all or a portion of its Shares or Quotas in the Companies in violation of this Agreement, including Schedule A:
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                                      -9-

6.6.1 the Partners will be able to exclude the proposed purchaser of such Quotas pursuant to the law of Argentine commercial companies Nbr. 19.550,
Section 152.

6.7 All Partners agree that the procedure foreseen in Clause 6.6 shall also be applicable in case of sales, assignments or transfers resulting from the bankruptcy of any of Partner.

6.8 Save as provided in this Agreement neither this Agreement nor any right under this Agreement shall be assignable or transferable by any Partner hereto without the prior written consent of the others.

7.       CONFIDENTIALITY

7.1 Neither party will issue any press release or make any other public announcement regarding this Agreement or the transactions contemplated hereby without the consent of the other party. Each party will hold, and will cause its employees, consultants, advisors and agents to hold, in confidence, the terms of this Agreement and any non-public information concerning the Companies or the other party obtained pursuant to or as a result of this Agreement. Notwithstanding the preceding, a party may disclose such information to the extent required by any Legal Requirement (including disclosure requirements under Argentine and United States of America ("USA") federal and state securities laws), but the party proposing to disclose such information will first notify and consult with the other party concerning the proposed disclosure, to the extent reasonably feasible. Each party also may disclose such information to employees, consultants, advisors, agents and actual or potential lenders whose knowledge is necessary to facilitate the consummation of the transactions contemplated by this Agreement. Each party's obligation to hold information in confidence will be satisfied if it exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information. The Sellers authorize TCI and/or its transferees to use all information which may, in such persons' estimation, be necessary for their and their Affiliates' presentations and filings with the USA's Securities and Exchange Commission and the appropriate state securities agencies. The obligations set forth in this Clause shall survive termination of this Agreement.

7.2      The foregoing obligations shall not apply to any information which:
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                                      -10-

7.2.1 the recipient party can prove by documentary evidence to have been in its possession or the possession of any of its Affiliates prior to receipt of this information except such information as has been exchanged in confidence between the parties prior to the entering into of this Agreement; or

7.2.2 the recipient party can prove by documentary evidence to have been independently created by it or one of its Affiliates prior to or subsequent to the receipt of the information; or

7.2.3 has entered the public domain otherwise than as the result of a breach of this Clause 7 by the recipient party or by a third party to whom the recipient party has disclosed the information; or

7.2.4 has been or is disclosed to the recipient party by a third party otherwise than in breach of an obligation of confidentiality to the disclosing party; or

7.2.5 is disclosed under compulsion of law or the regulations of any relevant stock exchange.

8.       UNDERTAKING

The parties agree to amend the by-laws of the Companies in order to reflect as much as possible the agreements contained herein.

9.       LANGUAGE OF CONTRACT

This Agreement shall be prepared in the English and the Spanish languages, and shall be executed in two (2) copies one of each of which will be retained by each party hereto. In case of differences between both versions, the Spanish version will prevail.

10.      WAIVER

No forbearance, indulgence or relaxation or inaction by any party at any time to require performance of any provision of this Agreement shall in any way affect, diminish or prejudice the right of such party to require performance of that provision, and any waiver or acquiescence by any party of any breach of any provision of this Agreement shall not be construed as a waiver or acquiescence of any continuing or succeeding breach of such provision, a waiver or an amendment of the provision itself, or a waiver of any right under or arising out of this
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                                      -11-

Agreement or acquiescence to or recognition of rights and/or position other than that expressly stipulated in this Agreement.

11.      REMEDIES CUMULATIVE

All remedies of the parties under this Agreement whether provided herein or conferred by law, custom or trade usages, are cumulative and not alternative and may be enforced successively or concurrently.

12.      INVALIDITY

12.1 If any provision of this Agreement is invalid under any applicable law this Agreement shall be considered divisible as to such provision and such provision shall be inoperative and shall not be part of the consideration moving from any party hereto to the other parties and the remainder of this Agreement shall be valid and binding and of like effect as though such provision was not included herein.

12.2 Notwithstanding the provisions of Clause 12.1 hereof the parties shall use their best endeavors to establish a practical and commercial solution to problems arising out of such invalidity or enforceability and to agree and embody in a supplementary agreement a substitute provision which as closely as possible resembles the inoperative provision but which is itself not invalid or unenforceable or prohibited by any applicable law.

13.      NOTICES

13.1 Any notice or communication required or authorized to be given by this Agreement shall be given in writing and may be served by delivery to the served party's main office address as given in this Agreement by pre-paid, registered recorded delivery letter, cable, telex or facsimile addressed to such office or address and any notice or communication so given by airmail shall be deemed to have been served fourteen (14) days after the same shall have been airmailed and any notice or communication so given by cable, telex or facsimile shall be deemed to have been served forty eight (48) hours after it shall have been despatched. In addition each party may serve such notice by hand and such notice shall be deemed to have been properly served if it is delivered by hand to and receipted by the representative in the Territory of the served party at the address specified in Clause 13-2
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                                      -12-

receipt of such notice alone to be sufficient for the purposes herein.

13.2 The addresses of the representatives referred to in Clause 13.1 are as follows:

To the Sellers

Mr. Eduardo Eurnekian
Honduras 5663
(1414) Buenos Aires
Argentina
Telephone: (54 1) 777 1111
Fax: (54 1) 777 1111

With a copy to:

Mr. Mariano Ibanez
Bonpland 1745
(1414) Buenos Aires
Argentina
Telephone: (54 1) 777 1234
Fax: (54 1) 777 1234

To TCI

TCI International Holdings, Inc.
5619 DTC Parkway
Englewood, Colorado 80111, U.S.A.
Attention: President
Telephone:(1 303) 267 5740
Telecopier: (1 303) 488 3242

With a copy to:

TCI International Holdings, Inc.
5619 DTC Parkway
Englewood, Colorado 80111, U.S.A.
Attention: General Counsel
Telephone: (1 303) 267 4800
Telecopier: (1 303) 488 3207

M. & M. Bomchil
Suipacha 268, 12th Floor
Buenos Aires - 1355 - Argentina
Attention: Mr. Nestor J. Belgrano
Telephone: (54 1) 328 8400
Telecopier: (54 1) 326 7217

14.      ENTIRE AGREEMENT

This Agreement together with the Purchase Agreement of even date, and their exhibits and schedules and those agreements to be executed pursuant to this Agreement and the Purchase Agreement are the entire agreement between the parties as to the subject matter hereof and no amendments hereto shall be effective unless in writing and signed by or on behalf of each of the parties.

15.      AUTHORIZATION

Each party confirms to the others that the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized and that each is within the powers granted to it by law or its Memorandum and Articles of Association, Statutes and By-Laws or equivalent documents.

16.      DURATION

16.1.    Once converted to S.R.L.s, the Companies will have terms of thirty
(30) years. This Agreement shall be in effect as from Closing and shall remain in effect as long as TCI and the Sellers or their permitted assignees hold Shares or Quotas.

16.2. The Companies will dissolve if any of the Partners becomes bankrupt or incompetent. However, the Partners will continue with the business of the dissolved Companies, through the Companies reformed to said effect.

17.      LAW - ARBITRATION

This Agreement shall be construed and shall take effect in accordance with the laws of the Territory and any proceedings relating to any matters arising out of the interpretation of this Agreement or to purported breaches of this Agreement, irrespective of where the breach occurs, or to any matter arising out of or incidental to the rights and liabilities of the parties hereto shall be resolved by arbitration as provided in the Purchase Agreement.

18.      INCONSISTENT PROVISIONS

In the event that any provision of this Agreement is inconsistent with the provisions of any agreement ancillary hereto including the provisions of the Companies' by-Laws the parties agree that the provisions of this Agreement shall prevail to the extent of any such inconsistency, except in the case of the Purchase Agreement.

AS WITNESS the parties have executed this Agreement the date first above written, at ....

/s/ EDUARDO EURNEKIAN                           /s/  FRED A. VIERRA
EDUARDO EURNEKIAN                               TCI INTERNATIONAL HOLDINGS, INC.

                                   SCHEDULE A
             TRANSFER OF SHARES OR QUOTAS AND PRE-EMPTION RIGHTS

Transfers of Shares or Quotas of the Companies shall be in accordance with and subject to this Agreement, including the following provisions:


1. If any Partner wishes to sell any of the Shares or Quotas held by it in any or all of the Companies, ("the Selling Party") it shall give to each of the other Partners ("the Option Parties") written notice thereof setting out all the relevant terms including the price at which it wishes to sell the Shares or Quotas ("the Option Price"). Each of the Option Parties shall have the right and option for a period of sixty (60) days from receipt of such notice ("the Option Period") to serve a notice (which notice may be served jointly or by any of them) on the Selling Party stating their intention:

1.1 to purchase all of the Shares or Quotas offered at the Option Price and in accordance with all the relevant terms.

2. If a notice is served pursuant to paragraph 1.1 above the shareholding of the Selling Party shall be purchased by the Option Parties within a further period of sixty (60) days in such proportions pro rata to their existing shareholdings in the corresponding Company.

3. If none of the Option Parties elects to purchase the Shares or Quotas (or in the event that the Shares or Quotas are not purchased in accordance with provisions of this Agreement within the relevant stated time periods which default is not attributable to any delay on the part of the Selling Party) then the Selling Party shall have the right to sell the Shares or Quotas subject to the notice in the corresponding Company to any third party within a further period of sixty (60) days at a price not less than the Option Price and in material accordance with all the relevant terms contained in the original notice of sale, provided that the prior consent of the majority of the Partners in the corresponding Company is obtained. The requirement of prior majority consent will terminate with respect to Sellers five (5) years after the Closing Date.

4. At TCI's sole option, notwithstanding any other provision of this Agreement, Shares or Quotas originally issued to TCI equal to twenty-one percent (21%) of the total Shares or Quotas of each of the Companies may not be transferred without the prior unanimous consent of the Partners. All transferees of TCI will assume pro-rata the above limitation on the transferability of Shares or Quotas. TCI and its transferees agree that the above limitation is reasonable and agree not to challenge it under Argentine law.

5. Any time limits referred to in this Schedule shall be subject as appropriate to any necessary delay caused by the attaining of any applicable governmental and other regulatory consents which have been notified to the other parties hereto by the party subject to such consents.

                                   EXHIBIT 7

         The $ 20,000,000 (without interest) will be returned to Buyer within five business days of notice from Buyer to Stockholders if the Agreement is terminated for the following reasons by Buyer:

         1. On the Closing Date, the representations and warranties of the Company and each Stockholder set forth below are not true and correct in all material respects in relation to the normal and ordinary Company Business, on and as of the Closing Date:

         A. Company is a corporation duly organized, validly existing and in good standing under the laws of Argentina, and it and the Stockholders have all requisite corporate power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct the Company Business as it is currently conducted.

         B. Stockholders have good, valid, marketable and exclusive title to the Shares free and clear of any encumbrances, with full right and lawful authority to transfer to Buyer the Shares. Should full payment of any Shares be pending, the same shall be canceled (either through the cancelling of that portion of the capital increase not paid in or through payment of the capital increase before the Closing Date). Spousal consent provided for in Article 1277 of the Argentine Civil Code has been granted by the spouse of each Stockholders when necessary.

         C. Company and Stockholders have authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by the Agreement. The Agreement has been duly executed and delivered by Stockholders and Company and is the valid and binding obligation of Stockholders and Company.

         D. The execution, delivery and performance of the Agreement by Stockholders and Company will not, individually or in the aggregate, have a material adverse effect on any System, the Company Business or the Company.

         E. Company has exclusive, good and marketable title to the Assets. The Assets will remain in the Company and are all the assets necessary to permit Buyer to conduct the Company Business substantially as it is being conducted on the date of the Agreement.

         F. The Company has received no notice claiming a violation by Company or the Company Business of any Legal Requirement applicable to Company or the Company Business as it is currently conducted.

         G. Stockholders shall cause the Company to deliver to Buyer combined financial statements of the Company after giving effect to its conversion to an S.R.L. for the nine months ended September 30, 1994, and years ended December 31, 1994 (within 45 days of year end), 1993 and 1992 and for each quarter thereafter (within 30 days of each quarter's end). Stockholders will cause the Company to deliver to Buyer correct and complete copies of its audited balance sheets and related statements of income, Stockholders' equity and cash flows for the nine months ended September 30, 1994, the three years ended December 31, 1994 (within 45 days of year end), 1993 and 1992, and for each quarter thereafter (within 30 days after each quarter's end), all of which shall be presented in timely manner to Buyer (collectively, the "Financial Statements"). The Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly present Company's financial position, results of operations and changes in financial position as of the dates and for the periods indicated.

         H. Since the date of the most recent balance sheet included in the Financial Statements, (i) the Company Business has been operated only in the ordinary course, (ii) Company has not sold or disposed of any Assets other than in the ordinary course of business, except for payment of the dividends necessary to transfer the two buildings located at Fitz Roy and Gorriti, the Programming Assets and the shares of Radiodifusora El Carmen S.A. (Canal 2) out of the Company, and (iii) there has been no material adverse change in, and no event has occurred which is likely, individually or in the aggregate, to result in any material adverse change in, the business, operations, Assets, prospects or condition (finan-cial or otherwise) of the Company Business, other than changes affecting the cable television industry generally.

         I. Except as set forth on Exhibit 5 of the Agreement, there is no judgment or order outstanding, or any action, suit, complaint, proceeding or investigation by or before any Governmental Authority or any arbitration pending, or to Stockholders' best knowledge, involving or affecting all or any part of the Company Business or Company.

         J. Company has duly and timely filed in proper form all income, franchise, sales, use, property, excise, payroll and other tax returns and all other reports (whether or not relating to taxes) required to be filed with the appropriate Governmental Authority.

         2. Company and Stockholders have not complied with the provisions of this Exhibit 7.

         3. The Parties have failed to execute the agreements referred to in Section 1.5 of the Agreement by December 31, 1994, and the Buyer has given notice to Stockholders by March 15, 1995, that it will terminate the Agreement because of such failure.

         4. If the Company conversion into an S.R.L. is not possible due to reasons directly attributable to Stockholders or to legal impediments or acts of third parties.

         In case the Agreement is terminated by Buyer due to any of the reasons provided in this Exhibit, with the returning of the U$S 20.000.000 to the Buyer and the release of the Deposited Shares to the Stockholders, the parties will have no further claim against the other.